Exhibit 10.1

THIS GENERAL RELEASE AND SEPARATION AGREEMENT (“Agreement”) is made this 7th day of November, 2013 (the “Effective Date”) by and between Richard A. Shank (“You” or “Your”) and Internap Network Services Corporation (“Internap”), and arises out of the termination of Your employment.

WHEREAS, Internap and You have determined that it is in the best interests of both parties to end Your employment as set forth herein; and

WHEREAS, You and Internap agree that Your employment with Internap is terminated effective as of November 1, 2013 (“Termination Date”);

NOW, THEREFORE, for and in consideration of the foregoing, the mutual promises and covenants set forth herein and in the Covenants Agreements attached as Schedule A which is incorporated herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, You and Internap, intending to be legally bound, agree as follows:

1.   The foregoing recitals are hereby made a part of this Agreement and are incorporated herein by reference.

2.   (a)          Your employment with Internap will be terminated effective on the Termination Date.

  (b)          You acknowledge and agree that with payment of normal payroll through the Termination Date, You will have received all compensation (whether as deferred compensation, commissions, bonuses or otherwise), employment benefits (including, but not limited to, health insurance, dental insurance, life insurance, disability insurance and 401(k) contributions), paid time off, other paid leave and any other alleged obligations that you may be entitled to relating to Your employment with Internap through the Termination Date.  In addition, Internap has reimbursed You for all business expenses You have incurred prior to the Termination Date, and You agree that Internap owes You no additional amounts related to reimbursable business expenses. You further acknowledge and agree that all benefits listed above cease on your Termination Date except as otherwise permitted in this Agreement.

  (c)          As consideration for the promises made by You in this Agreement, Internap agrees to pay to You the sum of Two Hundred Forty-Five Thousand Dollars ($245,000.00). The parties agree that this payment will be made to You in twelve (12) equal monthly installments of Twenty Thousand Four Hundred Sixteen Dollars and Sixty Seven Cents ($20,416.67) less all lawful withholdings, beginning on the first regular payroll date after the later of Internap’s receipt of this fully executed Agreement and the expiration of the seven (7) day revocation period set forth in Section 5(b) of this Agreement, provided that You do not revoke the Agreement within that time period.

  (d)         You understand and agree that the payments and covenants by Internap referenced in Section 2(c) are in consideration for Your promises in this Agreement and that You otherwise are not entitled to this or any other payment for any reason on account of Your separation from employment with Internap.

  (e)         You agree that all unvested stock options and restricted stock previously granted to you by Internap shall expire on the Termination Date.

3.   You acknowledge Internap is relying on Your compliance with the terms of the Covenants Agreement attached hereto as Schedule A.

4.   (a)           In consideration of the foregoing payments and covenants, You, for Yourself and for Your heirs, legal representatives and assigns, hereby unconditionally and absolutely release, remise, acquit and forever discharge Internap and its heirs, executors, administrators, legal and personal representatives; former and/or current owners, partners, officers, directors, employees, residents, stockholders, managers, agents, attorneys, predecessors, successors, assigns, trustees, purchasers, principals and privies; past, present and future parent, subsidiary and affiliated companies (both direct and indirect), divisions, related trade names and affiliated entities of any kind; insurers; and any person or entity who may be jointly liable with Internap or any of the aforesaid persons or entities, including their employee benefit plans and programs and their administrators and fiduciaries (hereinafter referred to as the “Internap Releasees”) from any and all claims, charges, suits, personal remedies, debts, dues, demands, grievances, sums of money, rights, damages, liabilities, proceedings, actions and causes of action of any kind, nature or character (whether known or unknown, whether suspected or unsuspected and whether at law, in equity or otherwise), which relate to and/or arise out of any fact or event whatsoever from the beginning of time to and including the Effective Date of this Agreement. The foregoing release includes, but is not limited to, those rights and personal remedies arising under: (a) Title VII of the Civil Rights Act of 1964, as amended; (b) the Civil Rights Act of 1991; (c) 42 U.S.C. § 1981; (d) the Age Discrimination in Employment Act;(e) the Family and Medical Leave Act;; (f) the Americans with Disabilities Act of 1990, as amended; (g) the Rehabilitation Act of 1973, as amended; (h) the Equal Pay Act (i) any federal, state or local handicap, disability or discrimination related act, regulation, ordinance, statute or executive order; and (j) any ordinance or statute promulgated by any city, county, municipality or other state subdivision. Furthermore, this release also includes, but is not limited to, the following: (1) claims for retaliatory or wrongful discharge of any kind; (2) claims for unpaid or withheld wages, severance pay, benefits, bonuses, commissions, and/or other compensation or benefits of any kind; (3) claims for intentional or negligent infliction of emotional or mental distress or for outrageous conduct; (4) claims for breach of duty, libel, slander or tortious conduct of any kind; (5) claims for interference with business relationships, contractual relationships or employment relationships of any kind; (6) claims for breach of an implied covenant of good faith and fair dealing; (7) claims for interference with and/or breach of contract (whether express or implied, in fact or in law, oral or written); (8) claims for attorneys’ fees, costs or expenses; (9) claims for personal remedies from alleged discrimination of any kind; (10) claims based upon the creation, maintenance or subjection to a hostile or offensive work environment; (11) claims for constructive discharge; (12) claims for personal remedies from claims of retaliation; and/or (13) any and all claims which You ever had or have arising as a result of or connected in any way with Your employment with and/or Your subsequent separation from employment with Internap.

If any claim is not subject to release, to the extent permitted by law, You waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Internap or any other Internap Releasee identified in this Agreement is a party.

  (b)           You agree never to seek or file a lawsuit, claim or cause of action seeking damages, reinstatement, attorney fees or other personal relief against Internap and/or the Internap Releasees based on the claims being released under this Agreement. Notwithstanding this waiver of remedies, above, nothing in this Agreement shall be construed to prohibit You from (1) filing a charge with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or (2) participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, or any other federal, state or local governmental agency or (3) filing any charge or claim, including Worker’s Compensation claims, not waiveable by law. To the extent permitted by law, You agree that if such an administrative claim is made, You shall not be entitled to recover any individual monetary relief or other individual remedies.

  (c)           You affirm that You have not filed, caused to be filed, or presently are a party to any claim against any Internap Releasee. You also affirm that You have been granted any leave to which You were entitled under the Family and Medical Leave Act and/or related state or local leave or disability accommodation laws. You further affirm that You have no known workplace injuries or occupational diseases. You also affirm that You have not divulged any proprietary or confidential information of Internap and will continue to maintain the confidentiality of such information consistent with Internap’s policies and Your agreement(s) with Internap and/or common law. You further affirm that You have not been retaliated against for reporting any allegations of wrongdoing by any Internap Releasees, including but not limited to Internap and its officers, including any allegations of corporate fraud. You affirm that all of the Internap’s decisions regarding Your pay and benefits through the date of Your separation of employment were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

                5.        YOU KNOWINGLY RELINQUISH, WAIVE AND FOREVER RELEASE ANY AND ALL CLAIMS OR PERSONAL REMEDIES ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, 29 U.S.C.§ 621, ET SEQ., RELATED IN ANY MANNER TO YOUR EMPLOYMENT WITH INTERNAP OR YOUR SEPARATION FROM SUCH EMPLOYMENT. IN MAKING THIS RELEASE:

  (a)           YOU ACKNOWLEDGE THAT YOU HAVE TWENTY-ONE (21) DAYS TO REVIEW THIS AGREEMENT PRIOR TO SIGNING IT. TO THE EXTENT THAT YOU HAVE DECIDED TO EXECUTE THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE TWENTY-ONE (21) DAY PERIOD, YOU ACKNOWLEDGE THAT YOU HAVE VOLUNTARILY EXECUTED THIS AGREEMENT AND HAVE DECIDED NOT TO WAIT THE FULL TWENTY-ONE (21) DAY CONSIDERATION PERIOD.

  (b)           YOU UNDERSTAND THAT YOU HAVE A PERIOD OF SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT AND NOT RECEIVE THE MONETARY PAYMENTS PROVIDED TO YOU UNDER THE TERMS OF THIS AGREEMENT.

  (c)           YOU FURTHER UNDERSTAND THAT THIS SECTION 5, PERTAINING SPECIFICALLY TO CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, DOES NOT COVER ANY RIGHTS, CLAIMS OR REMEDIES, IF ANY, THAT MAY ARISE AFTER THE DATE ON WHICH THIS AGREEMENT IS EXECUTED, AND DOES NOT AFFECT YOUR RIGHT TO CHALLENGE THE VALIDITY OF THIS RELEASE UNDER THE LAW.

  (d)           YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAYS CONSIDERATION PERIOD.

  6.        (a)          You understand and agree that the payments and benefits provided to You pursuant to this Agreement are also conditioned upon Your compliance with the following cooperation arrangement.  As may be required by Internap, You agree to fully cooperate with reasonable requests by Internap regarding any and all matters on which You worked during Your employment with Internap, or about which You have or had knowledge in connection with Your employment with Internap, or associated with any investigations, claims or litigation involving Internap about which You have knowledge or the ability to assist Internap in its defense of such investigations, claims or litigation. Your cooperation in such matters will include making Yourself available by e-mail, telephone and/or in person, and at mutually agreed upon dates and times to confer or answer questions by Internap or its representatives regarding the matters described above, or the subject of any investigations, claims or litigation, including voluntarily participating in depositions, providing affidavits and testimony if necessary and assisting Internap in responding to data or discovery requests. You agree that any participation in the above-referenced matters will be truthful and factual. You will be compensated at the rate of $150 per hour for Your time associated with Your participation in the matters. Internap will reimburse You for all pre-approved reasonable out of pocket expenses incurred in providing such cooperation.

  (b)          You agree that, except as may be required by law or compelled through valid legal process, You will refrain from soliciting, cooperating with or assisting in any manner, directly or indirectly (including through counsel), any other person or entity in the pursuit of any claims, rights and/or demands whatsoever which any such person or entity may now or hereafter have against Internap and/or any companies affiliated with Internap and/or their respective officers, directors and employees in their capacity as such.

                7.         This Agreement shall not in any way be construed as an acknowledgement or admission by Internap that it has acted wrongfully with respect to You or to any other person or that You have any rights whatsoever against Internap. Internap specifically disclaims any liability to or wrongful acts against You or any other person.

8.           From and after the Effective Date of this Agreement, You will not provide any disparaging information about Internap or any Internap Releasee to any person or entity who is not a party to this Agreement nor will You encourage, request or direct other persons to do so, except to the extent required by: (a) a court order; (b) a lawfully issued subpoena, provided that You, to the extent possible, provide Internap with written notice of the existence of such subpoena at least five (5) calendar days prior to such disclosure and agree not to contest any motion for protective order or motion to quash filed by Internap; or (c) otherwise by applicable law.

9.           You will return to Internap, not later than the Termination Date, any property of Internap, including, but not limited to, computers, software, data, keys, identification cards, access cards, credit cards, telephone cards, parking permits, cellular telephones, pagers, business cards, manuals and/or business documents of Internap. At Internap’s request, You will confirm in writing the deletion of any Internap information, data and materials from any computer or storage devices owned by You or under Your control. You further agree that, should You discover that You do possess or otherwise have custody or control of any property of Internap, You will return, via hand-delivery or overnight delivery, such property to: Rhonda Aghaie, Internap Network Services Corporation, One Ravinia Drive, Suite 1300, Atlanta, GA 30346, within ten (10) days of the discovery of the existence of such property of Internap.

10.         Any other benefits not mentioned in this Agreement that You may be entitled to, including, but not limited to, Your rights to health insurance continuation under federal and Georgia law, shall be provided to You in accordance with the underlying plan or document governing such benefits and/or applicable law.

11.         (a)           YOU ACKNOWLEDGE AND AGREE THAT, BEFORE SIGNING THIS AGREEMENT, YOU WERE ADVISED AND ARE HEREBY ADVISED IN WRITING BY INTERNAP TO REVIEW IT AND CONSULT WITH AN ATTORNEY OF YOUR CHOOSING AND THAT, TO THE EXTENT YOU DESIRED YOU HAVE AVAILED HIMSELF OF THESE OPPORTUNITIES.

   (b)         You represent and agree that You have carefully read and fully understand all of the provisions of this Agreement. You understand the final and binding nature of the release and waiver of Your rights specified herein, and You knowingly and voluntarily enter into this Agreement with the intent to be bound by it, and without any coercion or duress from any person or source whatsoever.

12.         Except as expressly set forth in this section, this Agreement represents and contains the entire agreement and understanding between the parties with respect to the terms and conditions of this Agreement, and supersedes any and all prior and contemporaneous written and oral agreements, understandings, representations, inducements, promises, warranties and conditions between the parties with respect to the terms and conditions of this Agreement. Specifically, except (a) as may be otherwise provided in Employment Security Agreement between You and Internap (“ESA”), in the event that a Change of Control (as defined in the ESA) is determined to have transpired within six months of the Termination Date; (b) the Indemnity Agreement entered into between you and Internap; and (c) the Covenants Agreement, attached hereto as Schedule A, no other agreement, understanding, representation, inducement, promise, warranty or condition of any kind with respect to the terms and conditions of this Agreement shall be relied upon by the parties unless expressly incorporated herein.

13.         This Agreement may not be amended or modified except by an agreement in writing signed by all of the parties hereto.

14.         Any failure of any party on one or more occasions to enforce or require the strict keeping and performance of any of the terms and conditions of this Agreement shall not constitute a waiver of such terms and conditions of this Agreement, shall not constitute a waiver of such term or condition at any future time, and shall not prevent any party from insisting on the strict keeping and performance of such terms and conditions at a later time.

15.         The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

16.         Each party to this Agreement agrees and acknowledges that no presumption, inference or conclusion of any kind shall be made or drawn against the drafter or draft(s) of this Agreement. Each party to this Agreement also agrees and acknowledges that he/it has contributed to the final version of this Agreement through comments and negotiations.

17.         This Agreement shall be binding upon and shall inure to the benefit of the parties and each of their respective heirs, personal and legal representatives, purchasers, executors, administrators, successors and assigns. You may not assign any rights or obligations hereunder without Internap’s prior written consent.

18.         It is understood and agreed that the parties to this Agreement do hereby declare, represent, acknowledge and warrant that:

  (a)           IN EXECUTING THIS AGREEMENT, THE PARTIES HERETO RELY UPON THEIR OWN JUDGMENT, BELIEF AND KNOWLEDGE AS TO THE NATURE, EXTENT AND EFFECT OF THE POTENTIAL LIABILITY OF THE PARTIES AND OF THE LIABILITIES, WHETHER POTENTIAL OR OTHERWISE, WHICH ARE BEING RELEASED BY THIS AGREEMENT AND THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT THEY ARE ENTERING INTO THIS AGREEMENT AND SIGNING THE SAME VOLUNTARILY AND KNOWINGLY AND WITHOUT ANY DURESS, COERCION, INTIMIDATION OR FORCE; and

  (b)         The terms of this Agreement are contractual and not mere recitals; and

  (c)          This Agreement is deemed to have been entered into in the State of Georgia and shall be construed and interpreted at all times and in all respects in accordance with the laws of the State of Georgia without regard to the principles of conflicts of laws, and jurisdiction and venue for any action relating in any manner to this Agreement shall be in a court of competent jurisdiction in the State of Georgia.

19.         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall be deemed as being the same instrument.

20.         The persons executing this Agreement do hereby declare, represent, acknowledge, warrant and agree that such person is duly and fully authorized to execute this Agreement so as to legally bind You and Internap.

21.         You understand that, if You sign this Agreement, You may change Your mind and revoke Your acceptance within seven (7) days after signing it by giving notice in writing to Internap at the following address:

Internap Network Services Corporation
Attention: Senior Vice President, Human Resources (with copy to: Chief Executive Officer)
One Ravinia Drive, Suite 1300
Atlanta, Georgia 30346

22.         You understand that this Agreement will not be effective or enforceable until the seven (7) day revocation period has expired, but will become effective and enforceable as soon as the revocation period ends.

IN WITNESS WHEREOF, the parties have executed this General Release and Separation Agreement as of the date indicated below:

/s/ Rhonda Aghaie	/s/ Richard A. Shank
WITNESS	Richard A. Shank

Date: November 7, 2013
INTERNAP NETWORK SERVICES CORPORATION

/s/ Rhonda Aghaie	/s/ Bruce Meyer
WITNESS	By: Bruce Meyer
Title: SVP, Human Resources
Date: November 7, 2013

Schedule A

COVENANTS AGREEMENT

This COVENANTS AGREEMENT (the “Agreement”) is made this 7th day of November, 2013 (the “Effective Date”), between Internap Network Services Corporation (“Internap”) and Richard A. Shank (“You” or “Your”) (collectively, the “Parties”).

For and in consideration of the payments made to You by Internap as provided in Section 2 of the General Release and Separation Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, You agree to the following terms:

1.1	Restrictive Covenants. You acknowledge and agree that:

(a)           You: (i) served Internap as a Key Employee; and/or (ii) served Internap as a Professional; and/or (iii) customarily and regularly solicited Customers and/or Prospective Customers for Internap; and/or (iv) customarily and regularly engaged in making sales or obtaining orders or contracts for products or services to be provided or performed by others in Internap; and/or (v) (A) had a primary duty of managing a department or subdivision of Internap, (B) customarily and regularly directed the work of two (2) or more other employees, and (C) had the authority to hire or fire other employees; and/or

(b)           Your position was a position of trust and responsibility with access to (i) Confidential Information, (ii) Trade Secrets, (iii) information concerning employees of Internap, (iv) information concerning Customers of Internap, and/or (v) information concerning Prospective Customers of Internap.

(c)           You shall abide by the following:

(i)           Trade Secrets and Confidential Information. You shall not: (A) use, disclose or reverse engineer the Trade Secrets or the Confidential Information for any purpose, except as authorized in writing by Internap; (B) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) which are in Your possession or control, or (C) destroy, delete or alter the Trade Secrets or Confidential Information without Internap’s prior written consent. The obligations under this Agreement shall: (1) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (2) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information as defined in this Agreement.

The confidentiality, property and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which Internap is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws and laws concerning fiduciary duties.

(ii)           Non-Solicitation of Customers. During the Restricted Period, You shall not, directly or indirectly, solicit any Customer of Internap for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this subsection apply only to Customers with whom You had Material Contact during the term of Your employment.

Separation Agreement – Schedule A

(iii)           Non-Solicitation of Prospective Customers. During the Restricted Period, You shall not, directly or indirectly, solicit any Prospective Customer of Internap for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this subsection apply only to Prospective Customers with whom You had Material Contact during the term of Your employment.

                               (iv)           Non-Recruit of Employees. During the Restricted Period, You shall not, directly or indirectly, solicit, recruit or induce any Internap Employee to (i) terminate his or her employment relationship with Internap, or (ii) work for any other person or entity engaged in the Business. The restrictions set forth in this subsection shall apply only to Internap Employees (a) with whom You had Material Interaction, or (b) that You, directly or indirectly, supervised.

(v)           Non-Competition. During the Restricted Period, You shall not, on Your own behalf or on behalf of any person or entity, engage in the Business in the Territory. This restriction is specifically limited to the performance of any of the activities which You performed, or which are substantially similar to those which You performed, for or on behalf of Internap. Nothing in this Agreement shall be construed to prohibit You from performing activities which You did not perform for or on behalf of Internap.

(vi)           Non-Disparagement. You shall not make any disparaging or defamatory statements, whether written or oral, regarding Internap. In addition, You shall not make any statement or take any action which may negatively impact Internap’s ability to close those business transactions that You were, directly or indirectly, working on or had knowledge of during the course of Your employment with Internap.

(vii)         Definitions. For purposes of this Agreement, capitalized terms shall be defined as follows:

           (A)           “Business” means (1) those activities, products and services that are the same as or similar to the activities conducted and products and services offered and/or provided by Internap within two (2) years prior to termination of Your employment with Internap, and (2) the business of providing information technology (IT) infrastructure services that enable businesses to securely store, host, access and deliver their online applications and media content through the Internet. Such services include, but are not limited to: (I) Internet connectivity, (II) colocation services, (III) hosting services, and (IV) CDN services.

(B)           “Confidential Information” means (I) information of Internap, to the extent not considered a Trade Secret under applicable law, that (1) relates to the business of Internap, (2) was disclosed to You or of which You became aware of as a consequence of Your relationship with Internap, (3) possesses an element of value to, and (4) is not generally known to Internap’s competitors, and (II) information of any third party provided to Internap which Internap is obligated to treat as confidential, including, but not limited to, information provided to Internap by its licensors, suppliers or customers. Confidential Information includes, but is not limited to, (a) methods of operations, (b) price lists, (c) financial information and projections, (d) personnel data, (e) future business plans, (f) the composition, description, schematic or design of products, future products or equipment of Internap or any third party, (g) advertising or marketing plans, and (h) information regarding independent contractors, employees, clients, licensors, suppliers, Customers, Prospective Customers or any third party, including, but not limited to, the names of Customers and Prospective Customers, Customer and Prospective Customer lists compiled by Internap, and Customer and Prospective Customer information compiled by Internap. Confidential Information shall not include any information that (x) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (y) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (z) otherwise enters the public domain through lawful means.

Separation Agreement – Schedule A

(C)           “Customer” means any person or entity to whom Internap has sold its products or services.

(D)           “Key Employee” means that, by reason of Internap’s investment of time, training, money, trust, exposure to the public or exposure to Customers, vendors or other business relationships during the course of Your employment with Internap, You gained a high level of notoriety, fame, reputation or public persona as Internap’s representative or spokesperson; gained a high level of influence or credibility with Customers, vendors or other business relationships; or were intimately involved in the planning for or direction of the business of Internap or a defined unit of Internap’s business. Such term also means that You possess selective or specialized skills, learning or abilities or customer contacts or customer information by reason of having worked for Internap.

(E)           “Internap Employee” means any person who (I) is employed by Internap at the time of Your Termination of Employment, or (II) was employed by Internap during the last year of Your employment with Internap.

(F)           “Material Contact” means contact between You and a Customer or Prospective Customer: (I) with whom or which You dealt on behalf of Internap; (II) whose dealings with Internap were coordinated or supervised by You; (III) about whom You obtained Confidential Information in the ordinary course of business as a result of Your association with Internap; or (IV) who received products or services authorized by Internap, the sale or provision of which resulted in compensation, commissions or earnings for You within two (2) years prior to the Termination of Employment.

(G)           “Material Interaction” means any interaction with an Internap Employee which relates or related, directly or indirectly, to the performance of Your or the Internap Employee’s duties for the Internap.

(H)           “Professional” means an employee who has as a primary duty the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality or talent in a recognized field of artistic or creative endeavor. Such term shall not include employees performing technician work using knowledge acquired through on-the-job and classroom training, rather than by acquiring the knowledge through prolonged academic study, such as might be performed, without limitation, by a mechanic, a manual laborer or a ministerial employee.

Separation Agreement – Schedule A

(I)           “Prospective Customer” means any person or entity to whom Internap has solicited to sell its products or services.

(J)           “Restricted Period” means the time period during Your employment with Internap, and for seven (7) months after Termination of Employment.

(K)           “Territory” means within each of the following discrete, severable, geographic areas:

(1)           the countries of Afghanistan, Albania, Algeria, Amsterdam, Andorra, Antigua and Barbuda, Argentina, Armenia, Australia, Bahamas, Bangladesh, Belgium, Belize, Bolivia, Bosnia, Brazil, Bulgaria, Canada, Canary Islands, Chile, China, Columbia, Costa Rica, Cote de Ivories’, Croatia, Curacao, Cyprus, Czech Republic, Denmark, Dominican Republic, Ecuador, Egypt, El Salvador, Estonia, Ethiopia, Fiji, France, Finland, Gaza, Great Britain, Germany, Greece, Guatemala, Guyana, Hong Kong, Honduras, Hungary, Ireland, India, Indonesia, Iran, Iraq, Israel, Italy, Jamaica, Japan, Jordan, Kenya, Korea, Kosovo, Kuwait, Lagos, Latvia, Lebanon, Luxemburg, Macao, Macedonia, Malaysia, Malta, Martinique, Mauritius, Mexico, Netherlands, New Zealand, Nicaragua, Nigeria, Norway, Oman, Pakistan, Philippines, Poland, Portugal, Puerto Rico, Qatar, Romania, Russia, Russian Federation, Saudi Arabia, Senegal, Serbia, Singapore, Slovakia, South Africa, Spain, South Korea, Sri Lanka, Sumatra, Suriname, Sweden, Switzerland, Taiwan, Thailand, The Netherlands, Trinidad & Tobago, Tunisia, Turkey, Taiwan, Uganda, United Kingdom, United Arab Emirates and Ukraine; and

(2)           the continental United States; and

(3)           the states of Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Wyoming; and

(4)           the counties of Cherokee, Clayton, Cobb, Coweta, Dekalb, Douglas, Fayette, Forsyth, Fulton, Gwinnett, Hall, Henry, Paulding and Rockdale, Georgia; and

(5)           the city of Atlanta, Georgia; and

(6)           a fifteen (15) air mile radius of the Internap’s corporate headquarters.

(L)           “Trade Secrets” means information of Internap, and its licensors, suppliers, clients and Customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors or  suppliers, or a list of potential customers, clients, licensors or suppliers which is not commonly known by or available to the public and which information (I) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (II) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Separation Agreement – Schedule A

1.2
Enforcement. Upon Your employment with an entity that is not an Affiliate of Internap (a “Successor Employer”) during the Restricted Period, You will provide such Successor Employer with a copy of this Agreement and will notify Internap of such employment within thirty (30) days thereof. Upon the material, uncured violation of any of the provisions of this Section 1 the payment of all severance benefits will cease. Such relief will apply regardless of when such violation is discovered. Without by implication limiting the generality of the foregoing, Internap may suspend any payments due under this Agreement pending the outcome of litigation regarding a breach of any provision of this Agreement or regarding a dispute arising from the subject matter of this Agreement.

2.           Right of Offset. If You are at any time indebted to Internap, or otherwise obligated to pay money to Internap for any reason, Internap, at its election, may offset amounts otherwise payable to You under this Agreement against any such indebtedness or amounts due from You to Internap, to the extent permitted by law.

3.           Injunctive Relief. If You breach any of the restrictions set forth in this Agreement, You agree that: (a) Internap would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by Internap; and (c) if Internap seeks injunctive relief to enforce this Agreement, You shall waive and shall not (i) assert any defense that Internap has an adequate remedy at law with respect to the breach, (b) require that Internap submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require Internap to post a bond or any other security. Nothing contained in this Agreement shall limit Internap’s right to any other remedies at law or in equity.

4.           Independent Enforcement. Each of the covenants set forth in this Agreement shall be construed as an agreement independent of (a) each of the other covenants set forth in this Agreement, (b) any other agreements, or (c) any other provision in this Agreement, and the existence of any claim or cause of action by You against Internap, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or Internap may have against the other, shall not constitute a defense to the enforcement by Internap of any of the covenants set forth in this Agreement. Internap shall not be barred from enforcing any of the covenants set forth in this Agreement by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.

5.           Attorneys’ Fees. In the event of litigation relating to this Agreement, Internap shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity.

6.           Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.

7.           Waiver. Internap’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. Internap’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

Separation Agreement – Schedule A

8.           Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

9.           Entire Agreement. This Agreement constitutes the entire agreement between the Parties as it is incorporated into the attached General Release and Separation Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to the subject matter of this Agreement. Other than the terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

10.        Consent to Jurisdiction. You agree that any and all claims arising out of or relating to this Agreement shall be (a) brought in the Superior Court of Fulton County, Georgia, or (b) brought in or removed to the United States District Court for the Northern District of Georgia, Atlanta Division. You consent to the personal jurisdiction of the courts identified above. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or venue, in any action brought in such courts.

11.        Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, Internap’s successors and assigns, including, without limitation, successors through merger, name change, consolidation or sale of a majority of Internap’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in this Agreement shall survive cessation of Your employment with Internap, regardless of who causes the cessation or the reason for the cessation.

12.        Execution. This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.

13.        Affirmation. You acknowledge that You have carefully read this Agreement, You know and understand its terms and conditions, and You have had the opportunity to ask Internap any questions You may have had prior to signing this Agreement.

Separation Agreement – Schedule A

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

Internap Network Services Corporation		Employee Signature

By:	/s/ Bruce Meyer	/s/ Richard A. Shank
Name: Bruce Meyer		Richard A. Shank
Title: SVP, Human Resources Address: Internap Network Services Corporation One Ravinia Drive, Suite 1300 Atlanta, Georgia 30346